Exhibit 10.2
CIVIL LEASE CONTRACT
BETWEEN
EVERE REAL ESTATE SPRL
hereinafter the “Landlord”
party of the first part,
AND
TECHTEAM GLOBAL NV/SA
hereinafter the “Tenant”
party of the second part
CONCERNING
A building located at “Blue Star”, 1140 Evere, rue du Planeur 6-10
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BETWEEN:
The Belgian limited liability company EVERE REAL ESTATE SPRL, whose registered office is located at 1040 Brussels, Avenue de Tervuren, I3A Box 2, identified under company VAT number BE 0441.403.745 RPM Brussels, represented in this act by Damien Revon, manager,
hereinafter the “Landlord”
party of the first part,
AND:
The Belgian corporation TECHTEAM GLOBAL NV, whose registered office is located at 1130 Brussels, rue du Planeur 10 and entered in the register of commerce of Brussels under number 0458.468.124, represented in this act by Christoph Neut, managing director, hereinafter the “Tenant”
party of the second part
RECITALS
Whereas Landlord is the owner of a long-term lease right on the building called “Blue Star” located at 1140 Evere, rue du Planeur 6-10;
Whereas Landlord wishes to rent to Tenant, who accepts, the areas better described below located in the building, under the terms and conditions listed below;
IT HAS BEEN EXPRESSLY AGREED TO EXECUTE A LEASE UNDER THE ENCLOSED GENERAL CONDITIONS AND UNDER THE SPECIAL CONDITIONS CONTAINED BELOW, WHICH TOGETHER FORM THIS AGREEMENT:
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I. SPECIAL CONDITIONS
THESE SPECIAL CONDITIONS PREVAIL, WITHIN THE LIMITS OF THEIR PROVISIONS, OVER THE GENERAL CONDITIONS.
Article 1 — Object of the contract
(see Article 1 of the general conditions)
1.1.	The object of this lease contract, in the building located at 1140 Evere rue du Planeur 6-10, are the premises whose description follows:

•	Floor A4 presents an approximate area of 678 m2, to be used as offices, as more extensively identified in Annex 1:

•	10 external parking spaces, as more extensively identified in Annex 1: as common areas with other tenants: the entry hall, the atrium, the stairs, the elevators and corridors leading to the leased premises and the emergency exits;
Hereinafter collectively the “Leased Premises.”
1.2.	The shares attributed to the leased premises are established at 2.792/101,018ths.
Article 2 — Intended use of the Leased Premises
(see Article 2 of the general conditions)
The Leased Premises are to be used exclusively for administrative offices, conference rooms, lockers, and parking for vehicles and small vans for the parking spaces.
Article 3 — Term of the lease
(see Article 3 of the general conditions)
3.1.	This contract is executed for a period of nine (9) consecutive years starting on July 1, 2009 and ending June 30, 2018 at midnight.

3.2.	Tenant has the right to put an end to this contract at the expiration of the 3rd and the 6th year, with notice given by registered letter by mail addressed to Landlord at least six (6) months before the expiration of the year in question.
Article 4 — Rent
(see Article 4 of the general conditions)
The lease is granted and accepted for an initial annual base rent established at:
•	84,750.00 EUR for the office area;

•	7,5000.00 EUR for the parking spaces,
i.e. an annual initial base rent of 92,250.00 EUR; i.e. quarterly rent of 23,062.50 EUR.
The amounts indicated above will be indexed according to Article 5 of the general conditions.
Exceptionally and once only, Landlord grants Tenant a period of 3 months free of rent on the office areas, i.e. for the period from July 1, 2009 to September 31, 2009. The rent for this office area will consequently be owed for the first time on October 1, 2009. The following due dates are established in Article 4 of the general conditions.
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The free period referred to in the previous paragraph does not concern the parking spaces or the tenancy charges and taxes. They will be owed as of the effective date of this lease contract.
If Tenant terminates this contract after the first expiration (3rd year), the value of this free period must be fully refunded to Landlord before the end of said three-year period.
Article 5 — Base index
(see Article 5 of the general conditions)
The agreement of the parties on the amount of the base annual rent took place in June 2009, so that it is specified that, for the application of Article 5 of the general conditions, the amount of the base rent as established in Article 4 above is established taking into consideration the base index of the month of May 2009, i.e. 110.96 (base 2004 = 100).
Article 6 — Provision for common charges and amount of the working capital
(see Article 6-B of the general conditions)
The shares attributed to the Leased Premises in the building being 2.792/101,018ths on the signing date of this contract, the amount of the quarterly provision for common charges will initially be EUR 7,116.09 + VAT and will be paid as of July 1, 2009.
In addition, tenant must pay to Landlord and to the manager of the building, according to the indications of Landlord by July 15, 2009 at the latest, a permanent provision for working capital which will not be automatically or immediately deducted from the real charges but will be reimbursed at the expiration of this contract and after the final balance of the real charges, as indicated in Article 6-B of the general conditions, would be fully paid by Tenant. This provision is 9,488.12 EUR, evaluated on a basis of four months of real expenses, as mentioned in Article 6-B of the general conditions. It is agreed that, at the request of one or the other of the parties, this provision will be adjusted upwards or downwards in case of disagreement by more than 10% versus the average real charges incurred during the prior four quarters.
Article 7 — Normal hours of operation of the building
(see Article 6-D of the general conditions)
The normal hours of operation of the building are Monday through Friday inclusive, between 07:00 am and 6:00 pm.
Article 8 — Overloading of the floors
(see Article 8 of the general conditions)
Tenant may not overload the floors beyond 400.00 kg per m2, including the weight of the partitions.
Article 9 —Statement on the condition of the premises
(see Article 10 of the general conditions)
Tenant takes the Leased Premises as is on the effective date of this contract.
The statement of the condition of the premises will be drawn up by expert Jean-Jacques Rigaux on behalf of the parties.
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Article 10 — Guarantee
(see Article 14 of the general conditions)
The bank guarantee to be considered under Article 14 of the general conditions will be in an amount equal to 6 months of rent, i.e. 46,125.00 EUR.
Article 11 — Registration
(see Article 23 of the general conditions)
For the collection of the registration fees, the parties evaluate the charges imposed on Tenant hereunder at 10% of the base annual rent.
Made in Brussels, on                     , in three counterparts, a copy of which is intended for registration and each of the parties acknowledge having received their own.

Landlord [signature]		Tenant [signature]

by:	Christoph Neut title: Managing Director	by:	Damien Revon title: Manager
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II. GENERAL CONDITIONS
Article 1 — Object of the contract
Landlord gives under lease to Tenant, which accepts the premises defined in the special conditions.
The Leased Premises are perfectly well known to tenant which does not request more extensive description. Tenant takes the Leased Premises as is and such being the case dispenses landlord from the performance of any work as part of the delivery.
The areas possibly indicated in the special conditions of this contract have been calculated according to the UGEB measurement code and are entered purely indicatively, and are not guaranteed, each party refraining from modifying the provisions of this contract and waiving any remedy against the other party if the real area should differ upwards or downwards from those mentioned therein.
The shares mentioned in the special conditions of this contract are indicative and may be modified at any time by Landlord or the manager if justified by a modification of the structure, areas, equipment, or the use of certain parts of the building.
Article 2 — Intended use of the Leased Premises
The Leased Premises are for the exclusive use of offices and parking spaces more extensively specified in the special conditions.
No modification in the allocation of the Leased Premises may be made by tenant without special prior written agreement of Landlord, in the modalities described in Article 12 of these general conditions, which landlord may always refuse, without obligation to give any justification for such refusal, and without any remedy for tenant concerning such refusal.
Landlord reserves the right to give under lease other premises in the same building to other tenants engaging or not in the same activity as tenant, without being held liable for this reason.
It is expressly specified that the Leased Premises may not be used in any case to engage in retail commerce or in the activity of an artisan directly in contact with the public, even if they are used as demonstration rooms, so that this lease is not and may never be governed by the law of April 30, 1951 on commercial leases.
The parking spaces are exclusively intended for the parking of cars and small vans.
Landlord reserves the right to modify or allow at any time the parking spaces designated, if work, maintenance, security, or internal organization of the building so require.
It is strictly prohibited to store merchandise in the parking spaces for washing or maintaining a vehicle.
Since the Leased Premises hereunder are leased with all the easements they may have used or by which they are encumbered at the time of execution of this contract or which may encumber them afterwards to the extent of the constitution of new easements encumbering the Leased Premises proper and not the building overall, such constitution may take place only with prior written agreement of tenant, which may withhold its agreement
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other than for the fair reasons arising from the specific circumstances of its occupancy of the Leased Premises and not from the simple fact that the Leased Premises would be encumbered by an easement; the Tenant is not authorized to create easements on the Leased Premises.
The authorization given to Tenant to engage in certain activities does not imply, on the part of Landlord, any guarantee or diligence as to obtaining administrative authorizations that may be necessary under any status, and consequently Landlord may not be held liable in the event of refusal or delay in obtaining such authorizations, both at the time of entry in possession and during the entire term of the contractual relations.
Tenant will consequently take upon itself, at its own expense, risk and peril, all administrative or other authorizations of any type for any equipment imposed by regulations and the payment of any amounts, royalties, taxes or other fees referring to the use of the Leased Premises and the activities carried out therein, both when taking possession of the Leased Premises and during the term of this contract and arising both from existing regulations and from any new regulations as well as all taxes, royalties or other fees existing or created after the signing of this contract.
Article 3 — Term of the lease
The lease is executed for the term defined in the special conditions.
The stay of Tenant in the Leased Premises beyond the contractual term will not constitute in any case tacit extension.
If it results from factual unequivocal circumstances that each of the parties tacitly waived the exclusion of the tacit extension stipulated above, Tenant by not releasing the Leased Premises and Landlord by not opposing it, a new lease contract will be deemed to have been executed between the parties on a quarterly basis, each of the parties having the right to terminate it with notice of three months sent to the other party by registered letter mailed (whereby the parties expressly waive all their rights under article 1738 of the Civil Code).
In addition, Landlord may terminate the lease contract at any time without notice by registered letter addressed to Tenant in the event of bankruptcy, insolvency, liquidation or petition for amicable or judicial agreement with creditors of Tenant. In such case, Tenant will owe Landlord the indemnities provided in Article 18 of these general conditions.
Article 4 — Rent
The rent is payable by quarter in advance on January 1, April 1, July 1 and October 1 of each year, in legal tender of Belgium, to the account indicated by Landlord.
The rent for the last period preceding the end of this contract will be calculated pro rata temporis.
The rent is payable by mere lapse of the term, without prior notice.
Article 5 — Adjustment clause
The amount of the base rent provided in Article 4 of the special conditions is linked to the consumer price index (health) as published monthly by the Ministry of Economic Affairs.
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On each anniversary date of the entry into effect of the lease contract, the rent will be proportionately adjusted automatically, based on the base index mentioned in Article 5 of the special conditions, according to this formula:

ADAPTED RENT =	BASE RENT X NEW INDEX BASE INDEX
in which the new index is the one of the month preceding the anniversary of the effective date of the lease contract.
Consequently, the modification of the index will automatically cause, without notice, a proportional adjustment of the rent, with the understanding that it will never fall below the last rent index ongoing on the adjustment date.
It is expressly agreed that any waiver by Landlord of the increases resulting from this article may be established only by written recognition.
As long as the provisions of Royal Decree of December 24, 1993 remain in force, both the base index and the new index will be replaced by the so-called “Health” index.
If the calculation base of the official consumer price index is modified or the index is eliminated, the parties expressly agree that the amount of the rent will be the linked to the conversion rate published in the Moniteur Belge, or to any system replacing such index to serve as basis for the payment of State agents, but will never be lower than the last rent payable calculated according to the preceding method of the calculation of the index. In the absence of such a calculation system of the index for any reason whatsoever, Landlord will have the right to increase the rent in connection with the increase in the cost of living.
The parties will do everything possible to agree on the use of a replacement formula.
In the absence of agreement, the parties agree to submit any dispute concerning the replacement formula and the adjustment of the rent to arbitration as provided in Article 21 of these general conditions.
Article 6 — Charges
A. Taxes and dues
All general taxes, dues and contributions of any type, including in particular the real estate estimated tax or any other land taxes related to the leased premises, linked to the activity of Tenant or the occupancy of the leased premises or all taxes established by the State, the Region, the Community, the Province, the Federation of Communities or other public power, related to the occupancy of properties, the same as VAT, to the extent that it is charged to Tenant or to the extent that it is charged on rent, will be exclusively payable by Tenant under this contract. This list is not limited thereto.
As an essential condition for the consent of Landlord on this contract, it is expressly agreed that if, for any reason, especially due to new legal or regulatory provisions or modifications from the existing provisions, Landlord has to itself pay all or part of taxes currently payable by tenant (since the rent was not increased because of this reason), Landlord reserves the right to submit to Tenant an adjustment of the amount of rent, based on objective elements causing
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the modification of the economic conditions of this contract, which lead to the need to increase the rent in order to maintain the economic balance of this contract, and the parties will decide together in good faith on the amount of such increase. In the absence of agreement, the parties will submit the issue of the increase of the rent authorized by this provision to an arbitrator according to the modalities provided in Article 21 of these general conditions.
Concerning the taxes/dues claimed by the Administration from Landlord and which are payable by Tenant under this contract, Tenant will have a term of fifteen days to pay them as of the receipt of the letter of Landlord or its representative, transmitting the request for payment of the Administration.
Tenant must indemnify landlord for fines, increases, interest and other penalties resulting from the absence of payment by Tenant or from the delay in payment of the taxes/dues payable by it.
If the premises are divided into different land lots of the entire property or if the taxes are levied due to the occupancy of the leased premises or because of the activity carried out by tenant, they will be paid by the latter directly to the competent Administration within the terms established by the latter so that Landlord is never bothered for this reason. Tenant will send proof of payment to Landlord without delay.
If the Leased Premises are not divided into different land lots from the entire property or if for any other reason the taxes are calculated on the property in its entirety or on the part of the property, including the Leased Premises, Landlord will divide the taxes between all tenants concerned, according to distribution criteria determined sovereignly by Landlord.
B. Charges for the common areas
All general charges of any nature related to the occupancy of the premises as well as the maintenance and repair of the common areas and common equipment will be paid by Tenant.
Tenant will pay to Landlord or to the manager of the building its share of the common charges calculated according to the shared method, which includes in particular expenses related to:
a)	use, maintenance, repair, replacement and control of the various installations such as air conditioning, heating, toilets, electricity, elevators, access control, centralized management, smoke detection, firefighting means and devices, etc., including the fee related to the total guarantee;

b)	distribution of hot and cold water;

c)	energy consumption including expenses for the lighting of the common areas;

d)	maintenance and cleaning of the building, including facades, external and/or internal glass panes, frames and cleaning, maintenance and repair of the common areas;

e)	expenses and fees for management, including the fee agreed upon between Landlord and Tenant and the related VAT;

f)	salaries of the personnel hired for the correct operation of the building;
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g)	premiums paid by landlord for the insurance of the building whose risks are listed in Article 16 of these general conditions, including the risk of loss of rent;

h)	telephones made available to the personnel of the building (hostess, doorman, concierge, etc.) as well as the telephones for common use (elevator, etc.);

i)	maintenance of the plants, gardens, and surroundings of the building and expenses for gardening, maintenance and replacement of the plantations, and/or decorative plants of the common areas;

j)	expenses indispensable to assure the security of the occupants and assets located in the building as well as expenses for the security and surveillance of the building, including possibly hiring a concierge and/or security service, which would be indispensable in the interests of tenants in general and not a single tenant in particular;

k)	expenses for garbage removal;

1)	expenses for cleaning the sewers;

m)	maintenance of the waterproofing of the roof;

n)	all expenses related in particular to maintenance, management, control, supervision of the installations and common areas related to the use of the parking spaces of the building.
This list is for information and not limited thereto, with the understanding that some of the services listed above may always be completed, eliminated, or reduced if necessary, and that it does not constitute an obligation for Landlord to assure the services indicated above, since the intent of the parties is that the rent be received by Landlord net of all charges.
The billing of the common charges to Tenant will be done either by Landlord or by the manager in charge of the supply of accessory services.
This billing will be done according to the VAT system applicable to the operation concerned and will take place every time the quarterly provision or the additional amount owed based on the end of year statement is owed by Tenant under this article.
Neither Landlord nor the manager guarantee that this VAT may be fully or even partially deducted by tenant.
In order to ensure the payment of the charges, Tenant will pay in advance to Landlord or to the manager designated a quarterly provision corresponding to one quarter of the annual budgeted by Landlord or the manager, whose amount is established in Article 6 of the special conditions.
As soon as possible, at the end of each calendar year, Landlord or the manager will issue a statement indicating the real cost of the expenses incurred during the year lapsed.
These statements will be certified true by the manager of Landlord. The tenant will be given the right to consult in the office of the manager the original documents establishing the expenses.
Should it appear that the real expenses are higher or lower than the quarterly provisions paid by Tenant, the credit or debit balance will be immediately settled, either by reimbursement made by or a refund of Landlord or the manager, or by an additional payment made within two weeks of the request.
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Each year, Landlord or the manager is authorized to adapt the amount of the provisions for common charges payable by Tenant, based on real expenses.
The participation of Tenant in the costs mentioned above is established in proportion to its shares in the building, as provided in Article 1 of the special conditions.
Any amount owed under this article is payable to the account designated by Landlord or its manager within ten days from request.
C. Charges for private areas
The Leased Premises have a city water distribution and electricity installation.
The charge of the expenses for consumption will be made according to the readings of the private meters.
Subscriptions for these distributions, provisions and expenses related thereto as well as the cost of the connections, closings, consumptions, provisions and possible increases, rental of the meters, are payable by Tenant. For these charges, Tenant will pay on the due date the invoices of the companies or utilities concerned.
Tenant undertakes to maintain as a good businessman the meters and other installations found in the Leased Premises and belonging to the distributing companies or utilities.
If the division of a level creates common use of certain private areas, the charges related to such common use areas will be exclusively paid by the occupants who use them. The maintenance of this common use area is not part of the functions of the manager.
The cleaning of the private areas, including the cleaning of the outside glass panes, the replacement of electric tubes as well as all other charges related to the spaces exclusively occupied by Tenant are fully at its expense.
The subscriptions for distribution, such as telephone, television, etc. for the private areas, as well as the placement, rental and all connection expenses are payable by Tenant.
D. Additional consumption
The normal operating hours of the building are established in Article 7 of the special conditions.
If Tenant wishes the technical installations of the building to remain operational outside such operating hours, it must request it in writing at least 48 hours in advance from the manager. All additional operating hours of the technical installations will be billed to Tenant as private charges according to the statement prepared by the manager of the building.
Article 7 — Payments and interest
Without prejudice to all other rights and actions of Landlord and pursuant to the law of August 2, 2002 concerning the fight against late payment in commercial transactions, all amounts owed or to be owed by tenants hereunder will produce automatically, as of their due date, and without warning, without prejudice to the following paragraph, interest at a rate
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equivalent to the rate established under the law of August 2, 2002 concerning the fight against late payment in commercial transactions, as communicated by the Ministry of Finance.
If the delay in payment persists for more than thirty (30) days after the issuance of a warning sent by registered mail by Landlord, an amount equal to ten percent (10%) of the late amounts will be owed in addition, automatically and without warning, as fixed sum, irreducible penalty.
Article 8 — Use of premises
Tenant undertakes to enjoy the Leased Premises as a good businessman and not to engage therein in any noisy activity or to disturb the tranquility and the peaceful enjoyment of the other tenants or to impair the reputation of the building. In particular, it is prohibited from placing in the Leased Premises materials likely to harm the hygiene and security of the building, even if they are intended only as samples.
Only the furniture and machines for the activity of Tenant will be tolerated, such as computers, office machines and similar.
Tenant is prohibited from engaging in public sales of furniture or merchandise in the Leased Premises for any reason whatsoever.
Tenant may install at its own expense and under its sole responsibility telephones, radio and television sets, computers and other technical devices in the Leased Premises without the prior agreement of Landlord, provided it does not cause any deterioration to the premises. The costs of installation and use of this equipment will be at the exclusive expense of Tenant. However, if the installation of the aforementioned equipment is likely to cause works outside the building or in the common areas, Landlord may always refuse it for reasons of aesthetics and/or technical reasons.
Tenant will assure, in its use of said devices, not to interfere with the peaceful enjoyment of the other tenants of the building.
According to security regulations, fire doors may never be kept open.
Tenant must keep the Leased Premises constantly equipped with furniture, household objects, merchandise and materials in sufficient quality and value to cover at all times the payment of the rent and the performance of all the conditions of this contract.
Article 9 — Internal regulation
Tenant acknowledges being aware, and accepts the internal regulation and/or basic instrument document applicable to the building. It undertakes to obey its provisions, as well as any other provisions imposed by Landlord or the manager to all tenants of the building, especially concerning the use of the elevators, false ceilings, air conditioning, closure of the entrance doors, access to the parking lot, access control, etc. The internal regulation is enclosed in Annex 3 hereof.
It also undertakes to comply with the modifications and amendments that may be made in the basic instrument and/or internal regulation and which will be communicated to it by registered letter that is mailed. These modifications will enter into effect one month after the date of mailing the letter, the postal date constituting proof thereof.
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Tenant undertakes to cause its personnel and any third parties entering the building with his agreement to respect the above commitments.
In the event of contradiction between the provisions of the Internal Regulation and those of this contract, the latter will prevail. However, in case of contradiction between the provisions of this contract and those of the basic instruments of the building, it is the basic instrument that will prevail for the parties.
Article 10 — Initial statement on the condition of the premises
An initial statement on the condition of the premises binding for the parties will be drawn up at the latest upon the occurrence of the first of the following events:
•	effective date of this contract;

•	effective occupancy of the Leased Premises by Tenant.
This statement on the condition of the premises will be drawn up by two experts, each party designating its expert and paying his fees. If one of the parties does not designate an expert, he will be appointed one by the competent Justice of the Peace at the request of the most diligent party.
It is expressly specified that Tenant will pay for all general fitting works of any nature that may be necessary in order to make the Leased Premises conformant to their intended destination and use. Such fitting works will be done under the responsibility of Tenant and will be governed by the provisions of Article 12 of these general conditions.
Article 11 — Restitution — Final statement on the condition of the premises
At the end of this contract, or if it is terminated in advance, Tenant must return the premises as described in the initial statement on the condition of the premises.
A final statement on the condition of the premises, binding for the parties, will be drawn up at the end of the lease by two experts according to the procedure established in Article 10 of these general conditions in order to establish the amount of the damages to be paid by Tenant and the possible unavailability indemnity.
It is expressly stipulated that the damage caused to the premises, for example, by the removal of partitions and installations, will be taken into account in the calculation of the refurbishing indemnity.
The works to return the Leased Premises to their initial condition will be done before the end of this contract. In order to respect this deadline, Tenant will owe, without prejudice to its other obligations, a minimum indemnity equivalent to twice the monthly rent valid at the end of this contract, per month of unavailability until the Leased Premises are refurbished to their initial condition. The minimum period is established at one month, any started month being counted in full.
As soon as possible after Tenant notifies the manager and/or Landlord announcing the refurbishing of the Leased Premises, a verification visit will be conducted on the premises by the manager and/or Landlord.
If Landlord declares that the refurbishing is incomplete, it will communicate its objections to Tenant and if they seem well founded, Tenant will make the modifications as soon as possible.
In the event of disagreement of the parties on the refurbishing work to be done, the Justice of the Peace will rule at the request of the most diligent party, unless the parties decide to entrust the matter to an arbitrator designated by mutual consent, whose decision will be binding on both parties.
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Article 12 — Transformations, modifications
Tenant may not make any change, fitting, construction or demolition in the leased premises without prior express written consent of Landlord, which Landlord may always refuse. Landlord may subject its agreement to the performance of the works, to taking out and maintaining any specific insurance for the work planned.
In addition, if Landlord gives its agreement, the work may be carried only at the expense of Tenant and under its sole responsibility, to the exclusion of any responsibility of Landlord.
However, Landlord reserves the right to supervise or cause to be supervised at the exclusive expense of Tenant the work requested or started by tenant without the responsibility for Tenant in any manner in the event of defect or poor workmanship.
In the event that significant modifications are made in the Leased Premises by Tenant during the lease, Landlord reserves the right to draw up an amendment to the initial statement on the condition of the premises drawn up at the beginning of the lease at the expense of Tenant.
Under all circumstances, Tenant alone remains responsible, with full and entire discharge of Landlord, for the maintenance of the leased premises according to the urban development and environmental permits and all legislations, regulations, standards, ordinances or notices issued by the competent authorities, approved agencies or insurance companies, concerning the fight against fire and the R.G.P.T (General Regulation for Labor Protection) and with any other legislation that may apply to the Leased Premises during the entire term of this contract.
Tenant is alone responsible for obtaining and keeping all permits and/or authorizations required for the leased premises or the activity Tenant intends to carry out therein. Equally, Tenant will alone be responsible for the punctual renewal of these permits and/or authorizations should such renewal be necessary.
The risk of refusal or withdrawal of the permits and/or authorizations above is fully borne by Tenant, and does not give it any reason to cancel this contract, request its cancellation or to file any action against Landlord. In addition, Tenant will hold Landlord harmless from any remedy filed by third parties based on such refusal or withdrawal of permits.
Tenant guarantees that the activities conducted in the Leased Premises are in accordance with urban development provisions and the provision appearing in the regional organization plan and/or special applicable fitting plans.
Tenant is formally prohibited from carrying out any work that may affect the convectors, ventilation conduits and floor ducts. Only Landlord may do the work related to this equipment.
The plans and implementation of possible partitions must always be in accordance with the current laws and regulations and especially the urban development permit and fire regulations.
In addition, for all modifications made in the Leased Premises, Tenant must at all times comply with all safety and health regulations that may apply to the building, including the safety standards required by the insurance company, the R.G.P.T and all competent fire departments, for the entire term of this contract. If Tenant cannot prove at any time that it complied with this requirement, with the understanding that Landlord may request proof thereof at any time, the latter may require the elimination of the
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partitions or other modifications at the expense of Tenant, without prejudice to the provisions of the previous paragraphs.
If other tenants occupying the building were bothered by the modifications made by Tenant, Landlord reserves the right to require Tenant to return the premises to their original condition at the exclusive expense of Tenant.
At the end of this contract or in case of its early termination or in any case before the date of return of the premises to Landlord all modifications, transformations or improvements, including partitions must be removed by Tenant, which will return the premises as described in the initial statement on the condition of the premises.
However, as soon as the expiration date of this contract or the planned date of early termination become known, Landlord may require Tenant by registered letter to keep all or part of the modifications, transformations or improvements made by Tenant, including partitions; they will then become, at no charge, property of Landlord and will be delivered to it in perfect condition.
Article 13 — Repairs and maintenance
Tenant will be obligated to maintain the Leased Premises in perfect maintenance and repair condition.
Tenant undertakes to order at its own expense all repairs and maintenance work in the Leased Premises, including those due to old age, unless Tenant can demonstrate that these are major repairs in the literal and limited sense of Article 606 of the Civil Code, in which case such repairs will be paid by Landlord. The expenses of a possible expert investigation will be paid by Tenant.
In particular, Tenant will replace, at its expense, all broken or cracked glass panes for any reason whatsoever, the repair of which is not paid by the insurers of the building. If the repairs are paid by the insurers of the building Tenant will participate up to the deductible specified in the insurance policy of the building.
Tenant will repair and if needed replace the closing systems of the doors and windows, the hinges, handles, and faucets and toilets that are deteriorated for any reason whatsoever, regardless of the nature of the damage or defect.
Tenant will maintain in good condition the internal paint and will preserve the water pipes, radiators and toilets from freezing. It will regularly clean the glass panes so as to always maintain them clean and will assure the maintenance of the frames.
Tenant will refrain from using the water pipes as grounding and making bypasses in the electrical conduits and cutting electric wires.
The length of the standby wires must be at least thirty centimeters.
Landlord may ask Tenant, by registered letter, to do the repairs under the responsibility of Tenant and complete them within two months from the date of the registered letter. Should Tenant not meet this requirement, Landlord reserves the right to cause such work to be done by a contractor of its choice at the exclusive expense of Tenant. In such case. Tenant undertakes to reimburse the full cost of the work without prejudice for all damage for which Tenant will be held responsible due to the degradation or depreciation of the Leased Premises.
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Only major repairs, as defined in the second paragraph of this article, shall be borne by Landlord, and Tenant shall promptly report to Landlord, by registered letter, all major repairs for which Landlord is responsible. Failing to notify Landlord in a timely fashion will cause tenant to be held responsible for the resulting damage and any harmful consequences, and Landlord will not under any circumstances be liable in the absence of such notification.
Tenant will suffer without compensation or reduction in rent the execution of all repairs, modifications or improvements which Landlord may deem necessary or appropriate during the term of this contract, regardless of the duration of this work, even if it lasts more than forty (40) days.
Tenant agrees to bear in the same manner, the work to be performed on public roads or in nearby buildings, even though it would be a hindrance to the enjoyment of the Leased Premises, unless it exercises personally a recourse against the administration, the contractor of the work or the neighboring owners, without Landlord ever being pursued or bothered in this regard.
Tenant may not claim any compensation or reduction in rent in the event of inconvenience, damage, interruption or temporary suspension of general services of the building resulting from repairs, alterations or improvements, or events due to causes beyond the control of Landlord. In particular, Landlord will not be, in any case, liable for inconvenience and damage resulting from the interruption of the operation of one or other facilities for collective or private use existing in the building or the Leased Premises, regardless of their duration and cause.
Tenant must allow access to Landlord or any other person designated by Landlord in order to conduct inspections and repairs and check the condition of the premises in general by giving notice of at least 24 hours sent by fax.
Article 14 — Guarantee
As guarantee of the performance of all its obligations hereunder, Tenant will deliver to Landlord a first-demand guarantee, irrevocable and independent, that will be issued in favor of Landlord no later than fifteen days before the effect date of this contract. Said guarantee will be established by a bank approved by Landlord and in accordance with the model in Annex 2 to this contract for the amount specified in Article 10 of the special conditions.
The parties expressly agree that the absence of constitution by Tenant of the guarantee referred to above at the latest two (2) months after the effective date of this contract will be treated as a serious breach, justifying immediate termination of this contract by the fault of Tenant and resulting in the consequences provided in Article 18 of these general conditions.
This guarantee will not be limited in time and will continue to apply until all obligations of Tenant have been satisfied. However, Tenant may not use it as an argument in order to avoid payment of rent and charges.
At the time of every rent increase pursuant to Article 5 of the general conditions, Tenant agrees to adjust the amount of the guarantee accordingly, so that it always corresponds to three (3) months of rent due at the time of the adjustment.
This guarantee will be released after the end of this contract, once Tenant has proven full performance of its obligations under the law and this contract.
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Throughout the term of this contract, the guarantee may under no circumstances be offered or assigned in whole or in part by Tenant as payment of rent or other contractual debts, except with court decision to that effect.
However, in case of insolvency of Tenant, the guarantee may be used by landlord to offset all arrears and other breaches of its obligations by Tenant, including rent and common charges.
Article 15 — Assignment and Sublease
The premises hereunder may not be subleased in whole or in part by Tenant, and Tenant may not assign this contract without the prior express written consent of Landlord, which need not justify any refusal.
Should Landlord authorize the sublease or assignment of this contract, the tenant and the subtenant, or the assignor and the assignee will be required to comply towards Landlord, jointly and severally, with all obligations hereunder.
Tenant undertakes to obtain from the subtenant or assignee to sign a similar written commitment in favor of Landlord, unless the latter expressly waives it.
The duration of the sublease may not, in any case, exceed the term of this contract.
In addition, the sublease can not be concluded for a rent below the rent charged by Landlord at the time of the conclusion of the sublease agreement or be made with a candidate engaged in an activity not authorized by Landlord, the internal regulation or the basic instrument.
Tenant will provide Landlord a copy of the registered sublease within thirty days of registration.
Landlord is authorized to assign this lease contract at any time to any person or third party company and for any reason whatsoever and without the consent of Tenant in order to release Landlord of its obligations under this lease, since Tenant accepts such assignment as of now.
Article 16 — Insurance and waiver of remedies
To avoid multiplicity of remedies and to enjoy the lowest premium rate, any insurance on the building and its operation will be taken out by Landlord.
Insurance premiums arising therefrom, and any deductibles in the event of loss, will be distributed in accordance with the provisions of Article 6 B of these general conditions. Tenant will bear all such deductibles, if the loss affects only its private premises.
Tenant will provide at its expense all movable objects furnishing the Leased Premises, including the partitioning and all equipment that are included as well as all the works or improvements executed in Leased Premises, at least against the risk of fire, explosion and water damage. A copy of this insurance policy will be delivered to Landlord if it requests it. Insurance policies purchased by Tenant shall provide that insurance coverage will only cease, for any reason whatsoever, after giving three months’ notice to Landlord.
The parties to this contract mutually waive any claim they might be entitled to exercise against one another and against the owner, any lease,
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tenant, subtenant, assignor, assignee, occupant, manager and caretaker of the building as well as against persons in their service and their agents, for any damage they suffer as a result of the occurrence of unexpected adverse events such as fire, water damage or accidents, with the exception of remedies against the perpetrator of a gross negligence or willful misconduct, and in all other cases of exclusion provided under the insurance policy applicable. Tenant agrees to accept such a waiver by any subtenant or occupant and their insurers.
It is specified that Tenant expressly renounces without reservation any remedy it may exercise under articles 1386, 1719, 1720 and 1721 of the Civil Code.
If the activities of Tenant and those for whom it is responsible cause an increase in the insurance premiums payable by Landlord or other Tenants of the building, this increase in premiums will be borne solely by Tenant.
Article 17 — Exemption from liability of Landlord and its beneficiaries
Landlord and its beneficiaries decline all liability for any damage caused to Tenant or third parties visiting it by their employees, particularly by doormen or concierges.
Tenant will be alone responsible for guarding and must ensure effective protection of the Leased Premises; it expressly exempts Landlord and its beneficiaries from any liability in case of theft or attack which may arise in the Leased Premises. Tenant may not claim any reduction of rent in case of termination of the guard or guards, if any, and it may not hold Landlord responsible for the acts committed by such guard or guards.
In addition, it undertakes to bear all the consequences arising from any wrongful act occurring in the building, either alone if such act concerns only its private areas, or jointly with the other Tenants, if such act concerns the common areas.
If an administrative or judicial proceeding is filed against Landlord as a result of the activity or the presence of Tenant in the Leased Premises, Tenant undertakes to defend Landlord, to intervene in any proceedings filed against Landlord and to hold it harmless from any conviction.
The activities of Tenant must be in accordance with laws, regulations and stipulations of Article 12 of these general conditions and may not give rise to any claim or complaint from anybody, and in particular, the other occupants of the building, neighbors, administrative authorities, etc.
In addition, Tenant waives all claims against Landlord, the manager and their insurers and any request for rent reduction and declares to take upon itself the reparation of any property and intangible damage, acting, if appropriate, directly against their perpetrators in the following cases:
•	for damage resulting from disturbances, riot, strike, war, civil war as well as unrest resulting from any other circumstance affecting Tenant, its employees or its visitors, its assets or property that can be regarded as fixtures by destination or in case of partial destruction of the building containing the Leased Premises.

•	in case of damage caused to the Leased Premises and to the goods, materials or objects in it in particular because of leaks in pipes, leaks through roofs or windows, moisture from the soil, subsoil or walls, condensation, freezing
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or melting snow or ice, breakage of gas, water, electricity or central heating pipes,

•	in case of disturbance of enjoyment or damage caused by neighbors or others, including other Tenants of the building under any status whatsoever.
Tenant waives claiming from Landlord in the event of property or intangible damage, compensation for loss of use or loss of operation due to the total or partial cessation of its business for any reason whatsoever, whereby Tenant declares to take upon itself the contracting of insurance covering these types of risks.
Article 18 — Termination of the lease contract
In the event of termination of this contract by its fault, Tenant must bear all costs, disbursements and expenses of any kind resulting from its default and the termination of this contract, including all court costs and attorneys’ fees incurred by Landlord, and will also pay the rent, common charges and taxes and dues to be borne by Tenant under this contract until the end of the quarter in which this contract is terminated, and a relocation allowance equivalent to nine (9) months of rent, the above without prejudice to any other damages and indemnities Tenant may be obligated to pay in order to restore the Leased Premises and all other damages attributable to Tenant.
It is specified that only Landlord may exercise the right, in case of fault of Tenant, to request the cancellation for fault and the payment of said indemnity, whereby Tenant cannot use its own fault in order to impose a termination by its faults with payment of a termination indemnity; consequently, this article may not give grounds to Tenant, in any case, to terminate the lease contract against payment of the aforementioned indemnity above.
Article 19 — Expropriation
In case of expropriation of all or part of the Leased Premises for public purposes, this contract will terminate on the date the expropriating public authority takes possession of the premises.
In any case, the indemnities that Tenant is entitled to require from the expropriating authority may not reduce the amount of the indemnity payable to Landlord.
Tenant may not claim any indemnity from Landlord.
Article 20 — Changes in requirements
The completed building was erected in accordance with statutory requirements in force at the date of the urban development permit.
If new laws or regulations or new permits oblige Landlord to carry out additional work, it will carry it out and will increase the rent by an amount equal to interest calculated at the rate of statutory interest on amounts invested, and an annual amount equal to the annual amortization of the expenses incurred by Landlord, such expenses being distributed among the Tenants based on the shares of each of them in the common charges.
In regard to the Leased Premises, Tenant undertakes to take upon itself and pay all expenses that may result from any changes to be made in the Leased Premises and their installations imposed by any current or future legislation, especially concerning health, safety and working conditions, both when
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taking possession of the premises and during the lease, or will reimburse Landlord for the work undertaken by it in order to bring it up to standard, without right to claim reimbursement from Landlord upon its departure, or request the termination of this contract for any reason whatsoever. Such works fall within the scope of Article 12 of these general conditions.
Article 21 — Arbitration
The party which intends to resort to arbitration pursuant to Article 5 or 6-A of these general conditions will notify the other party by registered letter, and the parties will designate a single arbitrator by mutual agreement within fifteen days of the mailing of the registered letter.
In the absence of designation of an arbitrator within that period of fifteen days or in the absence of agreement of the parties with respect to this designation, the arbitrator will be designated by the President of the Union of Surveyors Real Estate Experts at the request of the most diligent party. This designation is not subject to appeal.
The arbitrator will decide according to law, and his decision will not be subject to appeal.
The arbitrator will not be bound to apply the rules and forms of judicial proceedings but must make its award within thirty days of referral.
He will decide on the cost of arbitration, including his fees, as well as the distribution of these costs between the two parties.
In the event that the arbitrator so designated refuses to determine the amount in question, the President of the Union of Surveyors Real Estate Experts will designate a new arbitrator, at the request of the most diligent party.
Article 22 — Visit of the Leased Premises
During the six months preceding the end of this contract and in case of sale of all or part of the Leased Premises, Tenant will authorize the affixing of posters in visible places in the building, announcing its lease or sale.
During this same period, Tenant must permit the visit of the Leased Premises by any person accompanied by a representative of Landlord, at any time between 9 AM and 6 PM, Monday to Friday. Tenant will be notified 24 hours in advance by fax of such visit.
Article 23 — Registration of the lease and costs
All duties and taxes whatsoever that may result from the conclusion of this contract, including registration and stamp fees, fines and possible double fees, are payable by Tenant. This contract will be submitted for registration by Landlord. Within eight days of signing this contract, Tenant will pay to the manager designated by Landlord, who will handle the registration formalities, sufficient funds to pay the registration and stamp fees. Should it fail to pay these funds, Tenant will be liable for fines and interest that may be owed due to late registration.
For the collection of registration fees and without any consequence between the parties, the charges payable by Tenant hereunder, in addition to the payment of the rent, are assessed according to the percentage established in the special conditions.
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Article 24 — Notifications
All notifications to be made by registered letter in the performance of this contract will be deemed to have been issued on the date of presentation of the registered letter at the post office, the date of the receipt being proof.
Article 25 — Election of domicile
For all matters concerning this contract, Tenant declares to elect domicile in the Leased Premises both for the term of the lease and for all consequences of the lease unless, after its departure, it gave Landlord a new election of domicile that must necessarily be in Belgium.
Article 26 — Severability
The invalidity of one or more provisions of this contract may not result in the invalidity of all provisions.
In the latter case, the parties will negotiate in good faith a replacement provision within one month following the date on which the provision in question was regarded as invalid, illegal or ineffective. In case the parties fail to reach an agreement within that period, the most diligent party will refer the matter to the competent court.
Article 27 — Governing law and competent courts
For all matters not expressly provided by this contract, the parties will refer to the Belgian law and to the practices in force in Brussels. In case of dispute, only the courts of the judicial district of Brussels (French-speaking courts) will be competent.
Article 28 — Agreement of Landlord
In the cases provided by law or this contract, when the agreement of Landlord must be obtained, Tenant will bear the necessary costs and expenses (such as fees of architects, engineers and other consultants) proven by Landlord to have been spent in order to respond to the request of Tenant.
Landlord will always show diligence when its agreement is requested under this contract.
Article 29 — Annexes
All documents attached to this contract will be considered as an integral part thereof and will have the same force and the same effect as if they had been expressly included in the body of this contract.
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ANNEXES
1.	Plans delineating the Leased Premises

2.	Tenancy guarantee model

3.	Internal regulation
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Annex 1
Plans delineating the Leased Premises
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1
2
3
4
5
5a
6
7
8
9
10
11
12
A
B
C
D
E
F
4A

Légende

Date	Modifications

Ville de Bruxelles
BLUE STAR - BUILDING ABC

Plan niveau +4

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Annex 2
Tenancy guarantee model
[On letterhead of the Bank]
[name and address of Landlord]
Unconditional guarantee payable on first request
Reference is made to the lease agreement (“Agreement”) of [date] executed between [name of Landlord], a company under [...] law, whose registered office is at [address] (hereinafter “Landlord”) and [name of Tenant], a company under [...] law, whose registered office is at [address] (hereinafter “Tenant”) under which Tenant will take under lease from Landlord [description of the Leased Premises] under the terms and conditions of the Contract. The terms and conditions of the Contract are not included in this guarantee.
We, [name of the bank] hereby undertake irrevocably and unconditionally to pay to Landlord any amount, up to a total of [amount] EUR maximum (the “Maximum Amount”), immediately upon receipt of one or more written calls of the guarantee by Landlord accompanied by a statement by Landlord indicating that Tenant owes amounts due and payable under the Contract, up to the amount indicated in the call for the guarantee.
At each anniversary date of the entry into force of the Contract, the Maximum Amount will be adjusted, on written request of Landlord and after favorable opinion from us, so that it corresponds to [...] months of rent, tenancy charges and share of taxes due at the time of the adjustment.
Any call for the guarantee will be issued to us by hand or by special courier delivered by a carrier or sent by registered letter, will refer to this guarantee and will be accompanied by the written statement of Landlord mentioned above. Such statement from Landlord will constitute irrefutable proof that, for all purposes under this guarantee, Tenant owes Landlord the amount claimed by Landlord for the reason mentioned in the call for the guarantee.
The amounts payable under this guarantee will become immediately due and payable upon receipt of the written call for the guarantee from Landlord, notwithstanding any right or exception that we or Tenant may have for any reason whatsoever to oppose such payment.
This guarantee is an autonomous and independent commitment on our part and will not be affected or discharged in any way for any reason connected to our relations with Tenant or any matter related to the Contract or to the obligations of Tenant under the Contract.
The total amount of the payments that we are required to make under this guarantee will in no case exceed the Maximum Amount, as adjusted by the adjustment mechanism mentioned above.
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This guarantee will expire automatically at the close of business (6:00 PM) on one of the following dates, whichever occurs first:
(i)	the date on which the total payments made by us under this guarantee is equal to the Maximum Amount as adjusted according to the adjustment mechanism mentioned above; or

(ii)	within ninety days from the date the Contract is terminated for any reason; or

(iii)	if Landlord is the owner of the Leased Premises and sells them within ninety days from signing of the authentic sale instrument; or

(iv)	at the latest by [three months after the expiration of the lease]; or

(v)	on the date communicated by Landlord and Tenant jointly,
regardless of whether or not the original of this guarantee is returned to us.
We do not assume any liability under this guarantee for claims made by Landlord after the expiration of this guarantee.
This guarantee is governed by Belgian law. The courts and tribunals of Brussels will have exclusive jurisdiction to settle any dispute which may arise.
Made at

By:		By:
	Title:		Title:
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Annex 3
Internal regulation
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INTERNAL REGULATION

BUILDING LOCATED:	6 -10, rue du Planeur 1130 BRUSSELS
SECTION I — SCOPE
All owners, tenants and occupants of the building draw up an internal regulation that is binding for them and their beneficiaries.
This regulation may be modified by the owner or manager in the general interest of the occupants of the building.
The modifications must appear on their date in a document named “Management Book,” kept by the manager, which will contain, in a same context, the internal regulation and its amendments; they must be immediately communicated to the tenants and will enter into effect one month after being communicated to the tenants by the owner or its manager.
In the event of sale of part of the building, the seller must draw the attention of the new owner to the existence of this “Management Book” and invite it to read it.
The new interested party, by the mere fact of being owner or tenant of part of the building or their beneficiary, is subrogated in the rights and obligations arising from the provisions of this “Management Book” and the decisions therein. Both such interested party and its beneficiaries must comply therewith.
This regulation lists the rules and modalities governing the occupancy and use of the premises, as well as the responsibilities of tenants among them and towards the owner.
The purpose of this regulation is to assure peaceful enjoyment for all occupants.
The leased premises must be occupied according to the legal notion of “good businessman.”
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In the event that one or several provisions of this internal regulation contradicts the lease contract, the latter will prevail.
SECTION II — OCCUPANCY MODALITIES
Article 1
No advertising, no billboards, signs or other objects visible from outside the building may impair the aesthetic unity of its complex. The tenant may not install any panel, sign, poster or inscription on the external walls or the windows or the balconies of the premises occupied by it without first obtaining written authorization from the owner or manager, who need not justify their refusal. The type and location of lighting devices, the color of the light diffused by them, as well as the type and color of the curtains, blinds and shades are subject to such approval in particular.
Article 2
No flag, mast, radio or TV antenna may be placed on or around the building except with the prior written agreement of the owner or manager who will determine their size and location.
Article 3
The entry of the name of the tenants of the building is regulated by the manager, who will indicate the type of plaque to be adopted and the place where it may be installed. The tenant will pay its cost.
This plaque may be installed on the entrance door of the offices or next to it on each floor: it will indicate the name of the tenant and, possibly, its profession. These plaques may also be placed in the elevator cars and in the common halls on each floor: the manager will determine their material, size, style and location where they will be affixed.
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If necessary, a general directory will be installed in the entrance hall on the ground floor indicating the names, professions, and floor of the tenants. The entries made on this directory will have a uniform style determined by the owner or manager and will be made at the expense of the tenants.
Article 4
If needed, each tenant will have a mailbox inscribed with the names of the owner and possibly his floor.
The tenant will pay its cost.
Tenants expressly waive claiming any indemnity from the owner or manager for absence of delivery of the mail or distribution error.
Article 5
The owner or the manager will alone be responsible for the appointment of the company to take care of the washing of the windows and glass doors, of the common areas of the building and parking lots.
Tenants will be responsible for cleaning the premises leased by them and any toilet or kitchen occupied by them.
Article 6
The Tenant may not occupy or allow to be occupied by the persons for whom it is responsible the entrances, corridors, landings, staircases and other common areas of the building by any objects: the common areas of the building must be perfectly free at all times. There may not be any occupation or impairment of the free access of all emergency exits, fire stairs or other fire protection equipment.
Article 7
Tenants may not cause any excessive or abnormal noise by using musical instruments, household devices, office material, or technical equipment of any type that may bother the other occupants of the building.
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Article 8
If electrical devices and/or electronic equipment producing interference are used in the building, they must be equipped with devices to lower such interference so as not to disturb the radio reception or the electronic devices of others.
No motor may be installed in the private areas, except for small motors controlling household devices or office equipment. In any case, these motors and machines may not create vibrations that bother the other tenants.
Article 9
No product or substance (gas, liquid, or solid) which is hazardous, flammable, explosive, toxic, unhealthy, or harmful or of a nature that gives off unpleasant odors may be stored in the building.
Article 10
The tenant may not introduce animals in the leased premises.
Article 11
The leased premises may not serve illegal or immoral activity that may create unpleasantness to the other tenants or impair the standing and good reputation of the building.
Article 12
Waste and garbage must be collected in bags (made of paper or plastic) and placed by the tenants in the location indicated by the manager.
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Article 13
Tenants may not use the elevators beyond their maximum capacity. They must comply with the provisions posted in the cars; the owner or the manager will not be responsible for accidents possibly produced therein.
The uniformly distributed overload of the floors may not in any case exceed, including the weight of partitions, the values indicated on the plans prepared for this purpose and enclosed with the lease.
Article 14
If the tenant wishes to assign its lease or sublease the premises occupied by it, it may not post advertising signs in any case and in any place.
Article 15
Any moving in and out of furniture, office equipment and other movables can take place only during the days and hours approved by the owner or manager, who will reserve and keep free one elevator whose car will be equipped with adequate protection by the tenant. However, the owner or the manager may, without any remedy, refuse the use of the elevators for any transport of objects that are too heavy or too voluminous. Any damage caused by their handling, to the common areas of the building, will be charged to the tenant who ordered such transport.
In any event, the tenants will pay all expenses necessary for their installation or introduction in the building of any objects in general.
Article 16
The tenant must obtain information either from the owner or from the manager concerning the lock system used in the premises. In the event that such system is common to several parts of the leased building or its entirety, the tenant is prohibited from replacing one or several locks and from copying one or several keys without notifying the owner or the manager.
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Article 17
If the tenant installs in the leased premises one or several devices connected to the city water facility, such as dishwasher, washing machine, hot drink dispenser, etc., it must file a prior request with the owner or manger.
If authorization is given to it, its connections must be equipped with an automatic system to close the faucets or the water pipes of the aquastop or similar type.
Article 18
Tenants must give the owner or the manager free access to the premises leased by them, occupied or not, to allow them to examine the condition of the leased premises and check whether common interest measures are observed.
Equally, they must give access to their premises, without indemnity, to the architects, contractors and workers who execute repairs and works in the common areas or private areas, with the understanding that the work must be executed with all desirable speed. Tenants must allow access to their premises for repairs, maintenance and cleaning of common elements such as air conditioning ducts, the main electrical cables and the plumbing facilities, without limitation thereto.
Article 19
The owner or the manager will keep a copy of all ongoing leases. It will also keep the name, address and telephone number of one of the directors of the tenant companies and the name, address and telephone number of the person who can be called in emergencies when no one is in the office during vacation periods.
The manager may also keep a copy of the keys opening the access doors to the leased premises: it may use it after prior warning.
In cases of extreme emergency and in the absence of the representative of the tenant, it may enter the premises and take all measures required by the situation. It must communicate such intervention to the tenant as soon as possible.
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Article 20
The users of the garages in the basement must comply with the signage installed in the entry to the parking lots and the parking spaces themselves.
Drivers may not exceed the speed limit authorized and may not park their vehicles other than in the places rented by them, without ever abandoning their vehicles in other spaces, entries and maneuver areas.
It is prohibited to honk horns and other warning devices or to idle the engines of the cars.
No gasoline reserve may be kept in the parking lots except for those normally found in the tanks of vehicles. Tenants may not empty the carter of the engine, fill or empty the gasoline tanks or repair the vehicles inside the parking garage of the building. Access to the parking garage of the building is prohibited to persons who do not have enjoyment or access rights to these parts of the building.
Article 21
All work related to private areas whose maintenance assures the harmony of the building must be made by each tenant in a timely fashion, so as to keep up the care and good maintenance of the building. All works in the private areas done by the tenant with prior and special authorization of the owner or manager may not be bothersome or inconvenient to the neighboring tenants or to compromise the solidity, hygiene or safety of the building.
Article 22
It is prohibited for the tenant to carry out public sales of furniture or merchandise in the leased premises for any reason whatsoever.
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Article 23
Tenants may only use in the leased premises electrical equipment with power compatible with the electrical supply infrastructure provided for this purpose.
Bulky machines and those with a powerful motor may not be installed other than with the prior written agreement of the manager and after adequate soundproofing, air conditioning or electrical reinforcement measures were taken.
Article 24
The manager reserves the right to establish security and control of the common accesses of the site and distribute the cost prorated to the shares of each tenant.
Article 25
Special electrical connections from High Voltage transformers of the Low Voltage Panels will be made at the expense of the tenant and within the limits of the installed power. Its installation plan must be submitted to the manager.
SECTION III — MANAGER
The manager is appointed by the owner, who establishes the conditions for his appointment and dismissal.
The owner supervises the performance of the manager, examines his accounts and orders indispensable work.
The manager is in charge of assuring the good maintenance of the common areas and the correct operation of the common devices and equipment.
He will take care of purchasing fuel, will assure that the performance is economical. He will ensure that the heating and ventilation installation operates correctly, in other words, according to the reasonable needs and desires expressed by a majority of tenants.
The same will hold true for all services which, in essence, are not provided permanently.
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The manager will sign all contracts necessary for the correct operation of the installations of the elevators, heating, ventilation, toilets, etc.
The owner entrusts the manager with executing its decisions for daily management and the administration of the building in general.
The tenants will present to the manager the problems that may arise between them and the owner, concerning the occupancy of the building.
They will attempt, at conciliation level, to find an amicable solution. In the absence of amicable agreement, the parties will be free to act pursuant to the law.
SECTION IV — ACCOUNTING
In addition to the main rent, the tenant will contribute to the payment of the common expenses of the building as described without limitation thereto, in this Internal Regulation.
At the same time as the rent, in advance and quarterly, the Tenant will pay an amount as described in the lease, as provisional advance for common expenses. Such provisional advances must be paid to the account opened in the name of the manager or to any other account that it indicated during the lease.
The closing of the annual accounts of the common expenses for an accounting year will be finally established at the latest 3 months after the closing date. This date will be established by the manager. The manager will calculate the difference between the provisional advances mentioned above and the real share of the contribution of the tenants to the common expenses of the accounting year. This difference will be paid to the owner or its manager within eight days from the transmittal of the final accounts by the owner or the manager to the tenant. The tenant will immediately indicate to the manager the errors he may find in the accounts submitted to him.
The provisional advance may be revised at any time by the manager and brought to an amount equal to the share of the tenant in the provisional common expenses established by the manager and sent to the tenant at the same time as the closing of the annual accounts.
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Each year, the manager presents his accounts to the owner, submits them for its approval and receives a release, if applicable.
The manager has the right to claim the provisions or amounts that result from the annual accounts.
In the event of emergency, he will take all measures necessary in the interest of the owner and of the good operation of the management.
SECTION V — TENANCY CHARGES — COMMON EXPENSES
All common expenses of the building will be distributed among the tenants of the private areas of the building based on the contributive part of each private area in said common charges.
This distribution method may be modified by the owner or the manager.
The common charges consist of the expenses made for:
1.	Expenses for maintenance, fuel or energy supply, repair, troubleshooting, inspection by approved agencies and bringing up to standard under the legislation or regulations in force of the equipment such as heating, air conditioning, water softening installations, hoisting devices of any nature, fire protection, telephone installation, etc.

2.	Expenses for cleaning, disinfection, lighting, signage, maintenance and repair of the common rooms or areas such as halls, staircases, corridors, sidewalks, gardens, terraces, roofing, facades, glass panes, etc.

3.	The insurance covering fire and accessory perils, building and elevator civil liability, glass breakage, water damage, machinery breakage, legal insurance for hired personnel, etc.

4.	The taxes and dues of any type levied or to be levied on the property, such as estimated real estate tax, taxes on hired personnel, motive force, signs, garbage removal, etc.
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5.	Management fees.

6.	The expenses for doormen, supervision, or guards.
This list is for information and without limitation thereto.
The common consumption of water and electricity is recorded by the common meters. The tenants will pay the occupancy expenses of their own premises directly and in particular the fees for the consumption of water and electricity of the private areas as well as the fees for renting the meters in their name. If necessary, the tenants will install in their name and at their expense private meters for the assets leased by them.
If the division of a level creates a common use of certain private areas, the charges related to such common use will be exclusively paid by the occupants who use them. The maintenance of this common area is not part of the role of the manager.

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Christoph Neut Senior Vice President EMEA

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